Registration Statement No. 333-143094

Registration Statement No. 333-149932

Registration Statement No. 333-159031

Registration Statement No. 333-166651

Registration Statement No. 333-174033

Registration Statement No. 333-181206

Registration Statement No. 333-188380

Registration Statement No. 333-195663

Registration Statement No. 333-203851

Registration Statement No. 333-212028

Registration Statement No. 333-213202

As filed with the Securities and Exchange Commission on July 6, 2018

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-143094

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-149932

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-159031

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-166651

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-174033

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-181206

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-188380

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-195663

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333- 203851

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333- 212028

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333- 213202

UNDER

THE SECURITIES ACT OF 1933

Cavium, Inc.

(Exact name of registrant as specified in its charter)

Delaware	77-0558625
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2315 N. First Street, San Jose, California 95131

(Address of Principal Executive Offices, including zip code)

Cavium Networks, Inc. 2001 Stock Incentive Plan

Cavium Networks, Inc. 2007 Equity Incentive Plan

Cavium, Inc. 2016 Equity Incentive Plan

QLogic 2005 Performance Incentive Plan, as amended and restated July 10, 2014

(Full title of the plan)

Jean Hu

President and Chief Financial Officer

Cavium, Inc.

5488 Marvell Lane

Santa Clara, California 95054

(408) 222-2500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Richard E. Climan

Hogan Lovells US LLP

4085 Campbell Avenue, Suite 100

Menlo Park, California 94025

Tel.: (650) 463-4000

Fax: (650) 463-4199

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a small reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following registration statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”) of Cavium, Inc., a Delaware corporation (the “Registrant”):

•	Registration Statement No. 333-143094 registering 4,382,534 shares of common stock, $0.001 par value per share, of the Registrant (the “Common Stock”), under the Cavium Networks, Inc. 2001 Stock Incentive Plan and 5,000,000 shares of Common Stock under the Cavium Networks, Inc. 2007 Equity Incentive Plan (the “2007 Equity Incentive Plan”);

•	Registration Statement No. 333-149932 registering 2,015,368 shares of Common Stock under the 2007 Equity Incentive Plan;

•	Registration Statement No. 333-159031 registering 2,059,150 shares of Common Stock under the 2007 Equity Incentive Plan;

•	Registration Statement No. 333-166651 registering 2,175,358 shares of Common Stock under the 2007 Equity Incentive Plan;

•	Registration Statement No. 333-174033 registering 2,316,916 shares of Common Stock under the 2007 Equity Incentive Plan;

•	Registration Statement No. 333-181206 registering 2,455,167 shares of Common Stock under the 2007 Equity Incentive Plan;

•	Registration Statement No. 333-188380 registering 2,531,549 shares of Common Stock under the 2007 Equity Incentive Plan;

•	Registration Statement No. 333-195663 registering 11,250,492 shares of Common Stock under the 2007 Equity Incentive Plan;

•	Registration Statement No. 333-203851 registering 2,722,914 shares of Common Stock under the 2007 Equity Incentive Plan;

•	Registration Statement No. 333-212028 registering 3,600,000 shares of Common Stock under the Cavium, Inc. 2016 Equity Incentive Plan; and

•	Registration Statement No. 333-213202 registering 4,914,143 shares of Common Stock under the QLogic 2005 Performance Incentive Plan, as amended and restated.

On July 6, 2018, Marvell Technology Group Ltd., a Bermuda exempted company (“Marvell”), completed the merger contemplated by the Agreement and Plan of Merger, dated as of November 19, 2017 (the “Merger Agreement”), by and among Marvell, Kauai Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Marvell (“Merger Sub”) and the Registrant. Pursuant to the Merger Agreement, Merger Sub was merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and an indirect wholly owned subsidiary of Marvell. At the effective time of the Merger, each outstanding share of Common Stock (other than shares owned as treasury stock by the Registrant, which were canceled) was converted into the right to receive: (a) 2.1757 Marvell common shares and (b) $40.00 in cash, without interest.

In connection with the closing of the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statements. In addition, in accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all securities registered under the Registration Statements but not sold under the Registration Statements as of the date hereof, if any. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on this 6th day of July, 2018.

Cavium, Inc.

By:	/s/ Jean Hu
Name:	Jean Hu
Title:	President and Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.